SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934


                          TRIDEX CORPORATION
---------------------------------------------------------------------
                           (Name of Issuer)


                   COMMON STOCK, WITHOUT PAR VALUE
---------------------------------------------------------------------
                    (Title of Class of Securities)


                             895906 10 5
             --------------------------------------------
                            (CUSIP Number)


                           APRIL 17, 1998
        -------------------------------------------------------
        (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 / / Rule 13d-1(b)
 /x/ Rule 13d-1(c)
 / / Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 895906 10 5
-------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PAUL J. SMITH
     ------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE
     ------------------------------------------

3.   SEC USE ONLY

     ------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
     ------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     714,000
     ------------------------------------------

6.   SHARED VOTING POWER

     NOT APPLICABLE
     ------------------------------------------
7.   SOLE DISPOSITIVE POWER

     714,000
     ------------------------------------------
8.   SHARED DISPOSITIVE POWER

     NOT APPLICABLE
     ------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     714,000
     ------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES

     NOT APPLICABLE
     ------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.8%
     ------------------------------------------

12.  TYPE OF REPORTING PERSON

     IN
     ------------------------------------------

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549


                             SCHEDULE 13-G
        Information Statement Pursuant to Rules 13d-1 and 13d-2


Item 1 (a)     NAME OF ISSUER:

               Tridex Corporation

Item 1 (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               61 Wilton Road
               Westport, Connecticut  06880

Item 2 (a)     NAME OF PERSON FILING:

               Paul J. Smith

Item 2 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               85 North Hillside Drive
               North Myrtle Beach, North Carolina  29582

Item 2 (c)     CITIZENSHIP:

               United States of America

Item 2 (d)     TITLE OF CLASS OF SECURITIES:

               Common Stock, Without Par Value

Item 2 (e)     CUSIP NUMBER:

               895906 10 5

Item 3         Statements Filed Pursuant to Rules 13d-1(b) or 13d-
               2(b):

               Not Applicable

Item 4 (a)     AMOUNT BENEFICIALLY OWNED:

               714,000

Item 4 (b)     PERCENT OF CLASS:

               11.8%

Item 4 (c)     NUMBER OF SHARES AS TO WHICH REPORTING PERSON HAS:

               (i)    Sole power to vote or to direct the vote:   714,000

               (ii)   Shared power to vote or to direct the vote: 0

               (iii)  Sole power to dispose or to direct the
                      disposition of:  714,000

               (iv)   Shared power to dispose or to direct the
                      disposition of:  0

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRES THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:

          Not Applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

Item 9    NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10   CERTIFICATION:

          (b) The following certification shall be included if the statement is filed pursuant to rule 13d-1(c):

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                               /s/ Paul J. Smith
                              -----------------------------------
                              Paul J. Smith



Dated:  April 27, 1998